Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

ENABLE MIDSTREAM REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

•	Net income increased 34 percent compared to third quarter 2013

•	Distributable cash flow increased 20 percent compared to third quarter 2013

•	Partnership increases quarterly distribution to $0.3025 per unit

OKLAHOMA CITY (Nov. 4, 2014) - Enable Midstream Partners, LP (NYSE: ENBL) (the “Partnership”) today announced financial results for third quarter 2014. Net income attributable to the Partnership was $139 million for third quarter 2014, an increase of $35 million, or 34 percent, compared to $104 million for third quarter 2013.

Adjusted EBITDA for third quarter 2014 was $231 million, an increase of $26 million, or 13 percent, compared to $205 million for third quarter 2013.

Distributable cash flow (DCF) for third quarter 2014 was $161 million, an increase of $27 million, or 20 percent, compared to $134 million for third quarter 2013.

MANAGEMENT PERSPECTIVE

“During the third quarter, we continued to execute on our growth plans,” said Lynn Bourdon, the Partnership’s CEO. “We added significant gathering infrastructure in the SCOOP and approved the construction of a new processing plant that will bring our total Anadarko processing capacity to over 1.8 billion cubic feet per day. We also added new producer acreage dedications in the SCOOP and extended contracts with Laclede, an 85-year customer of Enable Mississippi River Transmission (MRT).”

PARTNERSHIP INCREASES QUARTERLY DISTRIBUTION

On Oct. 24, 2014, the board of directors of the Partnership’s general partner declared a quarterly cash distribution of $0.3025 per unit on all outstanding common and subordinated units for the quarter ended Sept. 30, 2014. The distribution represents an increase of approximately 2.5 percent over the prior quarter distribution on a full-quarter basis and will be paid Nov. 14, 2014, to unitholders of record at the close of business on Nov. 4, 2014.

BUSINESS HIGHLIGHTS

Producers remain active within and near the Partnership’s footprint. Based on rig estimates from Drillinginfo, as of October 21, 2014, more than 400 rigs were active in the counties in which the Partnership operates or has announced plans to operate. The Partnership also continues to contract additional acreage dedications in the South Central Oklahoma Oil Province (SCOOP), with SCOOP-area acreage dedications now totaling approximately 1.1 million gross acres.

To accommodate increased rich gas production, the Partnership continues to invest in gathering and processing infrastructure. Through the third quarter of 2014, the Partnership has added almost 90,000 HP of compression in the SCOOP. The Partnership’s Bradley Plant remains on schedule for a first quarter 2015 start-up and a recently announced new 200 MMcf/d plant remains on schedule for a fourth quarter 2015 start-up.

In the transportation and storage segment, the Partnership extended MRT’s firm transportation and storage contracts with Laclede Gas Company, MRT’s largest customer, through 2017 and 2018 at existing contract demand levels.

KEY OPERATING STATISTICS

Natural gas gathering volumes were 3.32 TBtu/d in the third quarter of 2014, a decrease of 5 percent compared to 3.48 TBtu/d for third quarter 2013. The decrease was due primarily to lower gathered volumes on the Ark-La-Tex and Arkoma systems, partially offset by higher gathered volumes on the Anadarko system reflecting increased production from the liquids-rich SCOOP play. Much of the decrease on the Ark-La-Tex and Arkoma systems is expected to be offset by payments under minimum volume commitment contracts.

Natural gas processed volumes were 1.60 TBtu/d in the third quarter of 2014, an increase of 7 percent compared to 1.49 TBtu/d for third quarter 2013. The increase was primarily related to processed volume growth on the Anadarko system, including growth from the SCOOP play.

Gross NGL production was 68.11 MBbl/d in the third quarter of 2014, an increase of 8 percent compared to 63.16 MBbl/d for third quarter 2013. The increase was primarily related to processed volume growth on the Anadarko system.

Crude oil gathered volumes were 4.51 MBbl/d in the third quarter of 2014. The Partnership’s first crude gathering system started initial operations in November 2013.

Interstate transportation firm contracted capacity was 7.50 Bcf/d in the third quarter of 2014, a decrease of less than 1 percent compared to 7.56 Bcf/d for third quarter 2013.

Intrastate transportation average deliveries were 1.66 TBtu/d in the third quarter of 2014, which was flat compared to 1.66 TBtu/d for third quarter 2013.

THIRD QUARTER FINANCIAL PERFORMANCE

Gross margin was $364 million for third quarter 2014, an increase of $31 million compared to $333 million for third quarter 2013.

Gathering and processing gross margin was $222 million for third quarter 2014, an increase of $29 million compared to $193 million for third quarter 2013. The increase in gathering and processing gross margin was primarily a result of higher processed volumes on the Anadarko system.

Transportation and storage gross margin was $143 million for third quarter 2014, an increase of $2 million compared to $141 million for third quarter 2013. The increase in transportation and storage gross margin was primarily a result of system optimization and operational synergies offset by a decrease in storage demand fees.

Operation and maintenance expense was $128 million for third quarter 2014, an increase of $4 million compared to $124 million for third quarter 2013. The increase was primarily due to increased payroll expenses to support business growth offset by lower corporate service costs.

Depreciation and amortization expense was $69 million for third quarter 2014, an increase of $2 million compared to $67 million for third quarter 2013. The increase was primarily due to additional assets placed into service, including the McClure Plant and the Bakken crude oil gathering system.

Taxes other than income taxes were $14 million for third quarter 2014, a decrease of $1 million compared to $15 million for third quarter 2013. The decrease was primarily due to lower ad valorem tax assessments partially offset by new assets placed into service.

Interest expense was $20 million for third quarter 2014, an increase of $7 million compared to $13 million for third quarter 2013. The increase was primarily due to higher interest rates associated with the $1.65 billion of senior notes issued in May 2014 compared to the interest rates associated with the $1.3 billion in term loan facilities these notes were used to repay.

Capital expenditures were $248 million for third quarter 2014, compared to $197 million for third quarter 2013. Expansion capital expenditures were $205 million for third quarter 2014, compared to $143 million for third quarter 2013. Maintenance capital expenditures were $47 million for third quarter 2014, compared to $54 million for third quarter 2013.

OUTLOOK

The Partnership reaffirms the previously announced adjusted EBITDA, DCF and per-unit distribution growth outlook for 2014 and 2015. See the Partnership’s second quarter 2014 earnings press release for other key factors and assumptions underlying its 2014 and 2015 outlook.

The Partnership’s expectations for its 2014 expansion capital expenditures have been updated and are shown in the table below. The Partnership’s expectations for expansion capital expenditures for 2015 through 2017 remain unchanged from the previously announced amounts in the Partnership’s second quarter 2014 earnings press release.

$ in millions	2014	2015	2016-2017	Total
Contracted Expansion(1)	$675 - $725	$800 - $1,000	$700 - $1,000	$2,175 - $2,725
Identified Opportunities(2)	$20 - $25	$225 - $425	$800 - $1,000	$1,045 - $1,450
Total	$695 - $750	$1,025 - $1,425	$1,500 - $2,000	$3,220 - $4,175

1.
Contracted Expansion includes gathering, compression and processing infrastructure to support projected volume growth from current contracts and acreage dedications, including infrastructure in the SCOOP, Bakken, Greater Granite Wash and Cotton Valley plays

2.	Identified Opportunities include:

•	Transportation and G&P projects in late-stage negotiation

•	Additional Bakken crude gathering expansions and Bakken gas gathering and processing

•	Anadarko gas gathering and processing expansions and Anadarko crude gathering

•	Transportation projects, including new end-user service and market access pipeline opportunities

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing third quarter results is scheduled today at 9:00 a.m. Eastern. The dial-in number to access the conference call is 866-952-1908 and the conference call ID is ENBLQ314. Investors may also listen to the call via the Partnership’s website at http://investors.enablemidstream.com/. Replays of the conference call will be available on the Partnership’s website.

ABOUT ENABLE MIDSTREAM PARTNERS

The Partnership owns, operates and develops strategically located natural gas and crude oil infrastructure assets. The company’s assets include approximately 11,000 miles of gathering pipelines, 12 major processing plants with approximately 2.1 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which the company owns 49.90 percent), approximately 2,300 miles of intrastate pipelines and eight storage facilities comprising 86.5 billion cubic feet of storage capacity. For more information visit EnableMidstream.com.

NON-GAAP FINANCIAL MEASURES

The Partnership has included the non-GAAP financial measures gross margin, Adjusted EBITDA and distributable cash flow in this press release based on information in its financial statements.

Gross margin, Adjusted EBITDA and distributable cash flow are supplemental financial measures that management and external users of the Partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	The Partnership’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of the Partnership’s assets to generate sufficient cash flow to make distributions to its partners;

•	The Partnership’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of gross margin to revenues, Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest, and Adjusted EBITDA to net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated. The Partnership believes that the presentation of gross margin, Adjusted EBITDA and distributable cash flow provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, revenue, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA and distributable cash flow have important limitations as an analytical tool because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in the Partnership’s industry, its definitions of gross margin, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding the Partnership’s strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on the Partnership’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. The Partnership assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. The Partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those expressed in any forward-looking statements.

# # #

Enable Midstream Partners, LP
Condensed Combined and Consolidated Statements of Income
(unaudited)

	Historical
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In millions)
Revenues	$803	$792	$2,632	$1,665
Cost of Goods Sold, excluding depreciation and amortization	439	459	1,550	827
Operating Expenses:
Operation and maintenance	128	124	383	302
Depreciation and amortization	69	67	205	148
Impairment	1	12	1	12
Taxes other than income taxes	14	15	41	37
Total Operating Expenses	212	218	630	499
Operating Income	152	115	452	339
Other Income (Expense):
Interest expense	(20)	(13)	(50)	(53)
Equity in earnings of equity method affiliates	5	3	12	12
Interest income—affiliated companies	—	1	—	9
Other, net	3	—	(2)	—
Total Other Income (Expense)	(12)	(9)	(40)	(32)
Income Before Income Taxes	140	106	412	307
Income tax expense (benefit)	1	1	2	(1,195)
Net Income	$139	$105	$410	$1,502
Less: Net income attributable to noncontrolling interest	—	1	2	2
Net Income attributable to Enable Midstream Partners, LP	$139	$104	$408	$1,500

Enable Midstream Partners, LP
Non-GAAP Financial Measures

	Historical
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In millions)
Reconciliation of Gross Margin to Revenue:
Revenues	$803	$792	$2,632	$1,665
Cost of goods sold, excluding depreciation and amortization	439	459	1,550	827
Gross margin	$364	$333	$1,082	$838

Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest:
Net income attributable to Enable Midstream Partners, LP	$139	$104	$408	$1,500
Add:
Depreciation and amortization expense	69	67	205	148
Interest expense, net of interest income	20	12	50	44
Income tax expense (benefit)	1	1	2	(1,195)
EBITDA	$229	$184	$665	$497
Add:
Loss on extinguishment of debt	—	—	4	—
Distributions from equity method affiliates (1)	7	3	13	20
Other non-cash losses	8	9	8	12
Impairment	1	12	1	12
Less:
Other non-cash gains	(9)	—	(9)	—
Equity in earnings of equity method affiliates	(5)	(3)	(12)	(12)
Adjusted EBITDA	$231	$205	$670	$529
Less:
Adjusted interest expense, net (2)	(23)	(17)	(60)	(51)
Maintenance capital expenditures	(47)	(54)	(107)	(117)
Distributable cash flow	$161	$134	$503	$361
____________________

(1)	Excludes $198 million in special distributions for the return of investment in SESH for the nine month period ended September 30, 2014.

(2)
Adjusted interest expense, net excludes the effect of the amortization of the premium on Enogex’s fixed rate senior notes. This exclusion is the primary reason for the difference between “Interest expense, net” and “Adjusted interest expense, net.”

Enable Midstream Partners, LP
Non-GAAP Financial Measures (continued)

	Historical
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$269	$184	$561	$472
Interest expense, net of interest income	20	12	50	44
Net income attributable to noncontrolling interest	—	(1)	(2)	(2)
Income tax expense (benefit)	1	1	2	(1,195)
Deferred income tax (expense) benefit	—	2	1	1,197
Equity in earnings of equity method affiliates (net of distributions) (1)	(2)	—	(1)	(8)
Impairment	(1)	(12)	(1)	(12)
Other non-cash items	(5)	(1)	(11)	(2)
Changes in operating working capital which (provided) used cash:
Accounts receivable	(20)	21	11	39
Accounts payable	(5)	(19)	96	(10)
Other, including changes in noncurrent assets and liabilities	(28)	(3)	(41)	(26)
EBITDA	$229	$184	$665	$497
Add:
Loss on extinguishment of debt	—	—	4	—
Distributions from equity method affiliates (1)	7	3	13	20
Impairment	1	12	1	12
Other non-cash losses	8	9	8	12
Less:
Other non-cash gains	(9)	—	(9)	—
Equity in earnings of equity method affiliates	(5)	(3)	(12)	(12)
Adjusted EBITDA	$231	$205	$670	$529
____________________

(1)	Excludes $198 million in special distributions for the return of investment in SESH for the nine month period ended September 30, 2014.

Enable Midstream Partners, LP
Operating Data

	HIstorical
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating Data:
Gathered volumes—TBtu	306	320	913	790
Gathered volumes—TBtu/d	3.32	3.48	3.34	2.89
Natural gas processed volumes—TBtu	147	137	418	264
Natural gas processed volumes—TBtu/d	1.60	1.49	1.53	0.97
NGLs produced—MBbl/d(1)	68.11	63.16	67.63	38.92
NGLs sold—MBbl/d(1)(3)	68.87	63.35	69.60	39.17
Condensate sold—MBbl/d	3.52	2.26	4.31	1.47
Crude Oil - Gathered volumes—MBbl/d(2)	4.51	—	2.37	—
Transported volumes—TBtu	418	417	1,373	1,183
Transportation volumes—TBtu/d	4.54	4.53	5.02	4.32
Interstate firm contracted capacity—Bcf/d	7.50	7.56	8.69	7.74
Intrastate average deliveries—TBtu/d	1.66	1.66	1.62	0.88
____________________

(1)	Excludes Condensate.

(2)	Initial operation of the system began on November 1, 2013.

(3)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

Enable Midstream Partners, LP
Supplemental Disclosures

Certain information contained in this release relates to periods that began prior to the acquisition of Enogex LLC (Enogex) by Enable Midstream Partners, LP. The Partnership believes that combined historical data with Enogex, along with certain pro forma adjustments, is relevant and meaningful, enhances the discussion of periods presented and is useful to the reader to better understand trends in the Partnership's operations. The pro forma adjustments, as discussed in the footnotes below, only give effect to events that are (1) directly attributable to the formation of the Partnership; (2) factually supportable; and (3) expected to have a continuing effect on the consolidated results of the Partnership.

The following information is for informational purposes only and should not be considered indicative of future results. The following pro forma financial data was derived from the Partnership's combined financial information, Enogex consolidated financial information and certain adjustments described below. Further, management does not believe that the pro forma financial data is necessarily indicative of the financial data that would have been reported by the Partnership had the acquisition of Enogex closed prior to the historical period presented, future results of the Partnership, or other transactions that resulted in the formation of the Partnership.

Enable Midstream Partners, LP
Unaudited Supplemental Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended September 30, 2013

	Enable Midstream Partners, LP Historical	Enogex Historical	Pro Forma Adjustments		Enable Midstream Partners, LP Pro Forma
	(In millions)
Revenues	$1,665	$630	$1	A	$2,296
Cost of goods sold, excluding depreciation and amortization	827	489	(4)	A	1,312
Operating Expenses:
Operation and maintenance	302	64	—		366
Depreciation and amortization	148	37	20	A	205
Impairment	12	—	—		12
Taxes other than income tax	37	8	—		45
Total Operating Expenses	499	109	20		628
Operating income	339	32	(15)		356
Other Income (Expense):
Interest expense	(53)	(10)	31	B	(35)
			2	B
			(7)	C
			(1)	D
			3	A
Equity in earnings of equity method affiliates	12	—	(3)	F	9
Interest income—affiliated companies	9	—	(9)	B	—
Other, net	—	9	—		9
Total Other Income (Expense)	(32)	(1)	16		(17)
Income Before Income Taxes	307	31	1		339
Income tax expense (benefit)	(1,195)	—	1,196	E	1
Net Income	1,502	31	(1,195)		338
Less: Net income attributable to noncontrolling interest	2	—	—		2
Net Income attributable to Enable Midstream Partners, LP	$1,500	$31	$(1,195)		$336

Enable Midstream Partners, LP
Supplemental Disclosures (continued)

(A) This adjustment reflects the acquisition of Enogex on May 1, 2013:
Revenue. The impact of removing the historical amortization and the historical recognition of deferred revenues at May 1, 2013 results in a net increase to revenue of $1 million during the nine months ended September 30, 2013.

Cost of Goods Sold, Excluding Depreciation and Amortization. The impact of recognizing liabilities for Enogex loss contracts at May 1, 2013 results in a reduction to cost of goods sold, excluding depreciation and amortization, of $4 million during the nine months ended September 30, 2013.

Depreciation and Amortization. As a result of applying purchase accounting to the acquisition of Enogex, property, plant and equipment and identifiable intangible assets were recorded at their fair value, resulting in additional depreciation and amortization expense. The impact of the step-up on depreciation expense is $20 million during the nine months ended September 30, 2013.

Interest Expense. The pro forma impact of the amortization of the premium, less the historical recognition of the premium, discount and deferred charges on interest expense, net of historical capitalized interest, is $3 million during the nine months ended September 30, 2013.

(B) Interest Expense. This adjustment reflects the settlement on May 1, 2013 of certain notes receivable—affiliated companies and notes payable—affiliated companies with CenterPoint Energy and OGE Energy, historically held by the Partnership and Enogex, respectively, by a total of $24 million during the nine months ended September 30, 2013.

(C) Interest Expense. This adjustment reflects the entrance into the $1.05 billion Term Loan Facility on May 1, 2013: this issuance results in an increase in interest expense of $7 million during the nine months ended September 30, 2013.

(D) Interest Expense. This adjustment reflects the entrance into the Revolving Credit Facility on May 1, 2013: this issuance results in an increase in interest expense of $1 million during the nine months ended September 30, 2013.

(E) Income Tax Expense. Upon conversion to a limited partnership on May 1, 2013, the Partnership’s earnings are no longer subject to income tax (other than Texas state margin taxes) and are taxable at the individual partner level. The pro forma adjustment to income taxes for the nine months ended September 30, 2013 removes $1.2 billion of historical income tax benefit.

(F) Equity in earnings of equity method affiliates. The 25.05% interest in SESH distributed to CenterPoint Energy results in a pro forma reduction to earnings of equity method affiliates of $3 million during the nine months ended September 30, 2013.

Enable Midstream Partners, LP
Unaudited Supplemental Condensed Combined Statement of Income

	Nine Months Ended September 30,
	Historical	Pro Forma
	2014	2013
	(In millions)
Revenues	$2,632	$2,296
Cost of Goods Sold, excluding depreciation and amortization	1,550	1,312
Operating Expenses:
Operation and maintenance	383	366
Depreciation and amortization	205	205
Impairment	1	12
Taxes other than income taxes	41	45
Total Operating Expenses	630	628
Operating Income	452	356
Other Income (Expense):
Interest expense	(50)	(35)
Equity in earnings of equity method affiliates	12	9
Interest income—affiliated companies	—	—
Other, net	(2)	9
Total Other Income (Expense)	(40)	(17)
Income Before Income Taxes	412	339
Income tax expense (benefit)	2	1
Net Income	$410	$338
Less: Net income attributable to noncontrolling interest	2	2
Net Income attributable to Enable Midstream Partners, LP	$408	$336

Enable Midstream Partners, LP
Supplemental Non-GAAP Financial Measures

	Nine Months Ended September 30,
	Historical	Pro Forma
	2014	2013
	(In millions)
Reconciliation of Gross Margin to Revenue:
Revenues	$2,632	$2,296
Cost of goods sold, excluding depreciation and amortization	1,550	1,312
Gross margin	$1,082	$984

Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest:
Net income attributable to Enable Midstream Partners, LP	$408	$336
Add:
Depreciation and amortization expense	205	205
Interest expense, net of interest income	50	35
Income tax expense	2	1
EBITDA	$665	$577
Add:
Loss on extinguishment of debt	4	—
Distributions from equity method affiliates (1)	13	16
Impairment	1	12
Other non-cash losses	8	16
Less:
Equity in earnings of equity method affiliates	(12)	(9)
Other non-cash gains	(9)	—
Gain on disposition	—	(10)
Adjusted EBITDA	$670	$602
Less:
Adjusted interest expense, net (2)	(60)	(44)
Maintenance capital expenditures	(107)	(127)
Distributable cash flow	$503	$431
____________________

(1)	Excludes $198 million in special distributions for the return of investment in SESH for the nine month period ended September 30, 2014.

(2)
Adjusted interest expense, net excludes the effect of the amortization of the premium on Enogex’s fixed rate senior notes. This exclusion is the primary reason for the difference between “Interest expense, net” and “Adjusted interest expense, net.”

Enable Midstream Partners, LP
Supplemental Operating Data

	Nine Months Ended September 30,
	Historical	Pro Forma
	2014	2013
Operating Data:
Gathered volumes—TBtu	913	975
Gathered volumes—TBtu/d	3.34	3.56
Natural gas processed volumes—TBtu	418	392
Natural gas processed volumes—TBtu/d	1.53	1.43
NGLs produced—MBbl/d(1)	67.63	58.88
NGLs sold—MBbl/d(1)(3)	69.60	59.11
Condensate sold—MBbl/d	4.31	2.91
Crude Oil - Gathered volumes—MBbl/d(2)	2.37	—
Transported volumes—TBtu	1,373	1,378
Transportation volumes—TBtu/d	5.02	5.04
Interstate firm contracted capacity—Bcf/d	8.69	7.74
Intrastate average deliveries—TBtu/d	1.62	1.59
____________________

(1)	Excludes Condensate.

(2)	Initial operation of the system began on November 1, 2013.

(3)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.